                           EXCLUSIVE LICENSE AGREEMENT


This  Agreement  (the  "Agreement")  is dated for reference the 5th day of June,
2002

BETWEEN:

          COOL CAN TECHNOLOGIES, INC.,
          ------------------------------
          a Minnesota corporation having an address at
          Suite 206, 4505 Las Virgenes Road
          Calabasas, CA   91302

          (the  "Licensor")

                                                              OF THE FIRST PART

AND:

          BALSAM VENTURES, INC.,
          -----------------------
          a Nevada corporation having an address at
          Suite 200, 810 Peace Portal Drive
          Blaine, Washington  98230

          (the  "Licensee")

                                                             OF THE SECOND PART

WHEREAS:

A. The Licensor holds patents covering a proprietary technology (the "Technology") for self-chilling beverage containers.

B. The Licensee wishes to acquire the exclusive worldwide license to use, commercialize and license the Technology on the terms and subject to the conditions contained of this Agreement.

NOW THEREFORE THIS AGREEMENT WITNESSES that in consideration of the mutual covenants and agreements contained herein, the parties hereto agree as follows:

1.     DEFINITIONS

In this Agreement, the following words and phrases shall have the following meanings:

     (A) "Apparatus" means any apparatus for a self-cooling beverage container described in the Cool Can Patents or that incorporates any of the Cool Can Patents, the Know-how and/or the Intellectual Property;

     (B) "Cool Can Patents" means the patents and patents pending described in Schedule "A" and any improvements, modifications or variant of the patents and patents pending described in Schedule A and any apparatus or invention incorporating, or any improvement, modification or variant to any Apparatus incorporating the patents and patents pending described in Schedule "A", all know how and intellectual property relating to the Patents and Patents Pending described in Schedule "A";

     (C) "Gross License Revenues" means any license revenues or other payments or royalties received by the Licensee from any license of the Technology, Inventions, Patents, Know-how and Intellectual Property;

     (D) "Gross Profits" means the gross sales of the Apparatus or Products realized by the Licensee, less costs of goods sold of the Apparatus or Products and shipping, marketing and related costs attributable to sales of the Apparatus, each as determined in accordance with generally accepted accounting principals (for greater certainty, no sales made by sub-licensees shall be included in the calculation of Gross Profits);

     (E) "Improvement" means any modification or variant of the Apparatus and the Invention, whether patentable or not, which, if manufactured, used, or sold, would fall within the scope of the Apparatus, the Invention or at least one claim of at least one of the Cool Can Patents.

     (F) "Intellectual Property" means all copyrights, patent rights, trade secret rights, trade names, trademark rights, process information, technical information, designs, drawings, inventions and all other intellectual and industrial property rights of any sort related to or associated with Invention and the Apparatus;

     (G) "Inventions" means the inventions described in the Cool Can Patents and embodied in the Apparatus;

     (H) "Inventors" means Edward M. Halimi, David St. James and Melanie S. St. James;

     (I) "Know-how" means all know-how, knowledge, expertise, inventions, works of authorship, prototypes, technology, information, know-how, materials and tools relating thereto or to the design, development, manufacture, use and commercial application of the Invention and the Apparatus;

     (J) "Products" means commercial goods or products incorporating the Apparatus;

     (K) "Technology" means the Cool Can Patents, the Intellectual Property, the Know How and the Inventions;

     (L)  "Trademarks"  means  the  trademarks  described  in  Schedule  "B".

2.     GRANT  OF  EXCLUSIVE  LICENSE
       -----------------------------

2.1 The Licensor grants to the Licensee the exclusive worldwide right and license to enjoy, commercialize and exploit the Technology and to manufacture, use and sell throughout the world, Apparatus and Products embodying the Technology (the "Exclusive License").

2.2 In consideration of the grant of the Exclusive License, the Licensee agrees to

     a. pay to the Licensor a license fee of $200,000 US, within 90 days following the date of execution of this Agreement;

     b.   make  the  development  expenditures  set  out  in  Article  3;  and

     c.   pay  royalties  set  out  in  Article  4.

2.3 The Exclusive License will be for a term of 40 years unless sooner terminated in accordance with the provisions of this Agreement or extended for a further period by mutual written Agreement.


3.     TECHNOLOGY  DEVELOPMENT  EXPENDITURES
       -------------------------------------

3.1 Within 24 months following the date of execution of this Agreement, the Licensee shall expend not less than $1,800,000 US to develop and commercialize the Technology which expenditures shall include, without limiting the generality of the foregoing, research and development expenditures, marketing expenditures, patent and trademark filing expenditures and legal, accounting, travel and promotional expenditures related to licenses or proposed licenses of the Technology.

4.     ROYALTIES
       ---------

4.1     The Licensee shall pay to the Licensor royalties on the following basis:

     a. a Sales Royalty on the sale of Apparatus or Products by the Licensee equal to 5% of Gross Profits; and

     b. a License Royalty on revenues to the Licensee from sub-licensing equal to 5% of Gross License Revenues.

4.2 The royalties shall be payable on a quarterly basis within 52 days of the end of the Licensee's fiscal quarter provided that the royalties payable with respect to the last quarter of each fiscal year will be payable within 107 days of the end of the Licensees fiscal year.

4.3 The royalties in respect of any fiscal year, following the fiscal year ended June 30, 2004 shall not be less than $200,000 per year (the "Minimum Royalty"). Any amount required to bring the total royalties paid in respect of any fiscal year up to the amount of the Minimum Royalty shall be payable 107 days after the end of such fiscal year.


5.     RIGHT  TO  SUB-LICENSE
       ----------------------

5.1 The Licensee shall have the right during the continuance of this agreement to enter into agreements with other persons, firms or corporations, giving and granting to them or any of them the right to manufacture, use and sell Products embodying the Technology on such terms as the Licensee shall deem proper, except that in no case shall such terms, covenants and conditions impose a greater obligation on the Licensor than is provided by this Agreement.

5.2 The Licensee shall, prior to entering into any sub-license agreement, advise the Licensee of its intention to enter into the sub-license agreement and shall immediately after entering into any sub-license agreement provide a copy of the agreement to the Licensor.


6.     TITLE  TO  INTELLECTUAL  PROPERTY  /  IMPROVEMENTS
       --------------------------------------------------

6.1 The Technology and the Cool Can Patents and trademarks included in the Technology shall remain the property of the Licensor subject to the Exclusive License granted by this Agreement. The Licensor shall, upon demand, execute and deliver to the Licensee such documents as may be deemed necessary by counsel for the Licensee for filing in appropriate government offices to evidence the granting of the Exclusive License.

6.2 In the event the Licensee shall make any Improvements said Improvements and any applications and patents therefor shall likewise come under this Agreement and be subject to all the terms and provisions thereof.

7.     PATENT  FILING
       --------------

7.1 After the Licensor has provided all necessary information, drawings, blueprints, and all other necessary data and has executed all necessary papers, documents, and instruments, the Licensee shall cause to be prepared, filed, and prosecuted at it own expense and with the least possible delay an application or applications for letters patent of the United States on the patents pending set out in Schedule "A" and, insofar as is reasonably possible, on all improvements hereafter made by the Licensor, Licensee, or sub-licensees selected by the Licensee, as well as corresponding applications for letters patent in such other countries a may be deemed advisable by mutual consent, unless the Licensee is advised by its patent counsel that such course is inadvisable, and the Licensor does not make written demand upon the Licensee that it proceed with the application for letter patent on such inventions. In connection with applications for letters patent of the United States or foreign counties, the Licensor shall, without further consideration, at the request of the Licensee, do all acts necessary for obtaining, sustaining, reissuing, disclaiming, or extending letters patent on such patent applications and shall give testimony and provide evidence in cases of interference.


8.      RIGHT  OF  FIRST  REFUSAL
        -------------------------

8.1 The Licensor shall not transfer, sell, convey or assign the Technology or any component of it otherwise than in accordance with this Article.

8.2 Should the Licensor intend to dispose of all or any portion of the Technology or its interest in it, the Licensor shall first give notice in writing to the Licensee of such intention together with the terms and conditions on which the Licensor intends to dispose of the Technology or its interest in it.

8.3 If the Licensor receives any offer to dispose of all or any portion of the Technology or its interest in it, which it intends to accept, it shall not accept the same unless it has first offered to sell such interest to the Licensee on the same terms and conditions as in the offer received and the same has not been accepted by the Licensee.

8.4     Any  communication  of an intention to sell pursuant to sections 8.2 and
8.3  (the  "Offer")  shall  be  in  writing  and  shall:

     (a) set out in reasonable detail all of the terms and conditions of any intended sale;

     (b) if it is made pursuant to section 8.3, include a photocopy of the Offer; and

     (c) if it is made pursuant to section 8.3, clearly identify the offering party and include such information as is known by the Licensor about such offering party;

and such communication will be deemed to constitute an Offer by the Licensor to the

Licensee to sell the Licensor's interest to the Licensee on the terms and conditions set out in such Offer.

8.5 Any Offer made as contemplated in section 8.4 shall be open for acceptance by the Licensee for a period of 30 days from the date of receipt of the Offer by the Licensee.

8.6     If  the  Licensee  accepts  the  Offer within the period provided for in section 8.5, such acceptance shall constitute a binding agreement of purchase and sale between the Licensor and the Licensee, for the Interest on the terms and conditions set out in such Offer.

8.7 If the Licensee does not accept the Offer within the period provided for in section 8.5, the Licensor may complete a sale and purchase of its Interest or a portion thereof on terms and conditions no less favorable to the Licensor than those set out in the Offer and, in the case of an Offer under section 8.3, only to the party making the original offer to the Licensor and in any event such sale and purchase shall be completed within nine months from the expiration of the right of the Licensee to accept such Offer or the Licensor must again comply with the provisions of this Article.

8.8     If  the Licensee does accept the Offer within the period provided for in section 8.5 but fails to close the transaction contemplated thereby within 90 days following receipt of such Offer, the Licensor may complete a sale and purchase of its Interest or a portion thereof on any terms and conditions but in any event such sale and purchase shall be completed within nine months from the expiration of the right of the Licensee to accept such Offer or the Licensor must again comply with the provisions of this article.

8.9 While any Offer is outstanding no other Offer may be made until the first mentioned Offer is disposed of and any sale resulting therefrom completed or abandoned in accordance with the provisions of this Article.


9.     TECHNICAL  ASSISTANCE

9.1 The Licensor shall, at the Licensee's request and expense, provide technical assistance to the Licensee within fifteen (15) days of a request by the Licensee to provide such assistance.


10.     AUDIT
        -----

10.1 The Licensee shall keep and maintain during the currency of this Agreement such full and accurate records (including books of account) as are necessary to determine the amounts payable hereunder and shall permit a member of the American Institute of Public Accountants designated by the Licensor during normal business hours and upon reasonable notice to have full access to such records, to audit them, and to make copies of them solely for the purpose of verifying the accuracy thereof. The Licensor shall bear all costs of such examination unless such examination reveals a material misstatement or mispayment of the amount owing by the Licensee to the Licensor of 5% or more, in which event the Licensee shall bear all costs of such examination, and the Licensee agrees to promptly reimburse Licensor for such costs.

If any such inspection reveals a shortfall in the royalties payable to the Licensor hereunder then the Licensee shall forthwith pay the full amount of such shortfall, plus interest as herein provided, to Licensor.

10.2 For each of the Licensee's fiscal years occurring wholly or partly during term of this Agreement, the Licensee shall within six months after the end of each such fiscal year, deliver to the Licensor a copy of the Licensee financial state-ments for such fiscal year.

11.     INFRINGEMENT  OF  THIRD  PARTY  PATENTS  OR  TRADEMARKS
        -------------------------------------------------------

11.1 If any complaint alleging infringement or violation of any Patent, Trademark or other proprietary rights is made against the Licensor or its customers, licensees or sub-licensees in respect of the manufacture, use or sale of Products in any country, then the following procedure shall be adopted. The Licensee shall promptly upon receipt of any such complaint notify the Licensor of same, and shall throughout the pendency of such complaint keep the Licensor fully informed of the actions and positions taken by the complain-ant and taken and proposed to be taken by the Licensee. The Licensor may elect to participate formally in any litigation involving the complaint, to the extent that the court permits, but any additional expenses generated by such formal participation shall be borne entirely by the Licensor (subject to the possibility of recovery of some or all of such additional expenses from the complainant).


12.     INFRINGEMENT  OF  PATENTS  OR  TRADEMARKS
        -----------------------------------------

12.1 The Licensee shall keep a diligent watch in order to detect any products which infringe, or possibly infringe the Patents or Trademarks. Upon detection of any such infringement, or possible infringement, the Licensee shall take appropriate legal action to restrain such infringement and/or recover damages in respect thereof unless the Licensee is advised by its legal counsel that the infringement, in the opinion of counsel, is immaterial and is not necessary to protect the patent. The Licensor will, at no cost to the Licensee, assist the Licensee in such action by testifying in any legal proceedings, signing all necessary papers, and rendering any other assistance (except financial assistance) which may, in the opinion of the Licensee or its counsel, reasonably be required to prosecute such action to a successful conclusion. If the Licensee is successful in obtaining any award of damages as a result of such legal action, the Licensee shall be entitled to retain 95% of the proceeds from such action and the Licensor shall be entitled to retain 5% of the proceeds. If the Licensee does not undertake legal action to restrain such infringement and/or recover damages in respect thereof, then the Licensor may undertake such action at the Licensor's expense and be entitled to retain the full amount of any proceeds from such legal action.


13.     DEFAULT
        -------

13.1 If The Licensee is in default of any material obligation under this Agreement, then the Licensor may give notice of default (a "Notice of Licensee Default") to the Licensee. Upon receipt of a Notice of Licensee Default and subject to the Licensee's right to arbitrate a dispute as to a default, The Licensee will have a period in which to remedy the default (a "Licensee Remedy Period"). The Licensee Remedy Period will equal thirty (30) days if the default relates to non-payment of the License Fee or Royalties. The Licensee Remedy Period will equal sixty (60) days in any other case.

13.2 If the Licensee disputes that it is in default, it may give a notice to arbitrate to the Licensor (a "Notice to Arbitrate"). A Notice to Arbitrate must be given within the applicable Licensee Remedy Period. If the Licensee delivers a Notice to Arbitrate, then the dispute will be arbitrated in accordance with the arbitration provisions of this Agreement and the Licensee Remedy Period will be suspended until such time as the arbitrator reaches a decision. If the arbitrator determines that the Licensee is not in default of its obligations under this Agreement, then the Licensee will be deemed not to be in default of its obligations under this Agreement. If the arbitrator determines that the Licensee is in default of its obligations under this Agreement, then the Licensee Remedy Period will be deemed to re-commence on the date of the decision of the arbitrator and the Licensee will have either thirty (30) or sixty (60) days, as applicable, to remedy the default.

13.3 If the Licensee fails to remedy a default within the applicable Licensee Remedy Period, then the Exclusive License will terminate.

13.4 If the Licensor is in default of any material obligation under this Agreement, then the Licensee may give notice of default (a "Notice of Licensor's Default") to the Licensor. Upon receipt of a Notice of Licensor's Default and subject to the Licensor's right to arbitrate a dispute as to a default, the Licensor will have a period of sixty (60) days in which to remedy the default (an "Licensor's Remedy Period").

13.5 If the Licensor disputes that it is in default, the Licensor may give a notice to arbitrate to the Licensee (a "Notice to Arbitrate"). A Notice to Arbitrate must be given within the applicable Licensor's Remedy Period. If the Licensor delivers a Notice to Arbitrate, then the dispute will be arbitrated in accordance with the arbitration provisions of this Agreement and the Licensor's Remedy Period will be suspended until such time as the arbitrator reaches a decision. If the arbitrator determines that the Licensor is not in default of its obligations under this Agreement, then the Licensor will be deemed not to be in default of their obligations under this Agreement. If the arbitrator determines that the Licensor is in default of its obligations under this Agreement, then the Licensor's Remedy Period will be deemed to commence on the date of the decision of the arbitrator and the Licensor will have thirty (30) to remedy the default.

13.6 If the Licensor fails to remedy a default within the applicable Licensor's Remedy Period, then the obligation of the Licensee to pay royalties or make Development Expenditures will be suspended until such time as the default is remedied by the Licensor, provided that the Licensee will be entitled to deduct any damages arising from the default from any future payment of Royalties.

14.          ARBITRATION  OF  DISPUTES
             -------------------------

14.1 Arbitration of any dispute arising under this Agreement will be held in Las Vegas, Nevada under the commercial rules of the American Arbitration Association. Any matter presented for arbitration will be settled by arbitration proceedings conducted by three arbitrators. Within fifteen (15) days after a demand of arbitration is sent, the Licensor and the Licensee will each select one arbitrator, and the two arbitrators so selected will select a third arbitrator. The decision of the arbitrators as to any matter in dispute under this Agreement will be binding and conclusive upon the parties. The decision of the arbitrators will be rendered in writing and will include the basis for the decision. Judgment upon any award rendered by the arbitrators may be entered in any court having jurisdiction. The non-prevailing party to an arbitration will pay its own expenses, the fees of each arbitrator, the administrative fee of the American Arbitration Association and the expenses, including without limitation, attorneys' fees and costs, reasonably incurred by the prevailing party to the arbitration.


15.     INTEREST  ON  OVERDUE  PAYMENTS
        -------------------------------

15.1 Except as otherwise specified herein, interest shall accrue on all overdue payments hereunder from the due date for such payment until actual payment, such interest to be computed at an effective annual interest rate of twelve percent (12%) per annum.


16.     EQUAL  PARTICIPATION  IN  DRAFTING
        ----------------------------------

16.1 The parties have equally participated in the drafting of the within Agreement, each having had the opportunity to be independently represented by counsel. The Licensor acknowledges that Cane & Company have acted solely for the Licensee in connection with the preparation, negotiation and execution of this Agreement and the Licensor has been advised to obtain the advice of independent legal counsel in entering into this Agreement.


17.     REPRESENTATIONS  AND  WARRANTIES  OF  THE  LICENSOR
        ---------------------------------------------------

17.1     The  Licensor  represents  and  warrants  to  The  Licensee  that:

     (A) The execution and delivery of this Agreement by The Licensor has been duly authorized. The person executing this Agreement on behalf of The Licensor has full and proper authorization to execute same, and this Agreement is the valid and binding agreement of The Licensor and is enforceable against The Licensor in accordance with its terms.

     (B) The Licensor warrants that the Cool Can Patents and the Trademarks are genuine and valid, that it has sole title to them, and full right, authority and power to enter into this Agreement, and that it shall indemnify and save harmless the Licensee against any and all rights and contracts that may be held or claimed by others.


18.     REPRESENTATIONS  AND  WARRANTIES  OF  THE  LICENSEE

18.1     The  Licensee  represents  and  warrants  to  The  Licensor  that:

     (A) The execution and delivery of this Agreement by The Licensee has been duly authorized. The person executing this Agreement on behalf of The Licensee has full and proper authorization to execute same, and this Agreement is the valid and binding agreement of The Licensee and is enforceable against The Licensee in accordance with its terms.


19.     MISCELLANEOUS  PROVISIONS

19.1     Modification  And Waiver.     No cancellation, modification, amendment,
         ------------------------
deletion, addition or other change in this Agreement or any provision hereof, or waiver of any right or remedy hereby provided, shall be effective for any purpose unless specifically set forth in writing, signed by the party to be bound thereby. No waiver of any right or remedy in respect of any occurrence or event on one occasion shall be deemed a waiver of such right or remedy in respect of such occurrence or event on any other occasion.

19.2     Governing  Law.     This  Agreement  shall  be  construed in accordance
         --------------
with,  and  governed  by,  the  laws  of  the  State  of  Nevada.

19.3     Headings.     The  headings  are  inserted  solely  for  convenience of
         --------
reference and shall not be deemed to restrict or modify the meaning of the Articles to which they pertain.

19.4     Entire  Agreement.     This  Agreement constitutes the entire agreement
         -----------------
between the parties with respect to all matters herein contained, and its execution has not been induced by, nor do any of the parties hereto rely upon or regard as material, any representations or writings whatsoever not incorporated herein and made a part hereof. This Agreement shall not be amended, altered or qualified except by an instrument in writing, signed by all parties hereto and any amendments, alterations or qualifications hereof shall not be binding upon or affect the rights of any party who has not given its consent in writing.

19.5     Interpretation.   The  division  of  this  Agreement  into articles and
         --------------
sections is for convenience of reference only and shall not affect the interpretation or construction of this Agreement.

19.6     Severability.     In  the  event  that  any  of  the  covenants  herein
         ------------
contained shall be held unenforceable or declared invalid for any reason whatsoever, such unenforceability or invalidity shall not affect the enforceability or validity of the remaining provisions of this Agreement and such unenforceable or invalid portion shall be severable from the remainder of this Agreement.

19.7     Force  Majeure.   In  the event of an inability or failure by any party
         --------------
by reason of any fire, explosion, war, riot, strike, walk-out, labour controversy, flood, shortage of water, power, labour transportation facilities or necessary materials or supplies, default or power failure of carriers, breakdown in or the loss of production or anticipated production from plant or equipment, act of God or public enemy, any law, act or order of any court, board, government or other authority of competent jurisdiction, or any other direct cause (whether or not of the same character as the foregoing) beyond the reasonable control of the party, then the party shall not be liable to the other party and will not be deemed to be in default during the period and to the extent of such inability or failure.

19.8     Notices.    Any  notice  required  or  permitted  to be given hereunder
         -------
shall  be  in  writing  and  shall  be  effectively  given  if:

     (A)  Delivered  personally;

     (B)  Sent  by  prepaid  courier  service  or  mail;

     (C) Sent prepaid by telecopiers, fax, telex or other similar means of electronic communication; or

     (D) Addressed to the relevant Party at the address/fax number shown for that Party at the beginning of this Agreement.

Any notice so given shall be deemed conclusively to have been given and received when so personally delivered or, if sent by telex, fax, telecopier or other electronic communication, on the first business day thereafter, or if sent by mail on the third business day thereafter. Any party may change any particulars of its address/fax number for notice by notice to the others in the manner above described.

19.9     Time  of  the Essence.  Time shall be of the essence of this Agreement.
         ---------------------

19.10     Further  Assurances.    The  parties  agree  to  sign  such  other
          -------------------
instruments, cause such meetings to be held, resolutions passed and by-laws enacted, exercise their vote and influence, do and perform and cause to be done and performed such further and other acts and things as may be necessary or desirable in order to give full effect to this Agreement.

19.11     Successors and Assigns.   This Agreement shall enure to the benefit of
          ----------------------
and be binding upon the parties hereto and their respective successors and permitted assigns.

19.12   Relationship.   The  relationship  between the Licensor and the Licensee
        ------------
is, and during the term of this Agreement shall be that of independent contractors. No party shall be deemed a legal representative or agent of the other party for any purpose and shall have no right or authority to assume or create in writing or otherwise, any obligation of any kind, express or implied, with respect to any commitments, in the name of the other party or on behalf of the other party, unless given with the express written authority of such party. Furthermore, the relationship among the Licensor and the Licensee hereunder shall not constitute a joint venture, general partnership or similar arrangement.

19.13     Counterparts.  This  agreement  may  be  executed  in  one  or  more
          ------------
counter-parts, each of which so executed shall constitute an original and all of which together shall constitute one and the same agreement.


IN WITNESS WHEREOF the parties hereto have executed this Agreement and as of the date and year first above written.


COOL CAN TECHNOLOGIES, INC.              BALSAM VENTURES, INC.
by its authorized signatory              by its authorized signatory:

/s/ Bruce Leitch                         /s/ Robert Smith
---------------------------------        ----------------------------------
Signature of Authorized Signatory        Signature of Authorized Signatory

Bruce Leitch                             /s/ Robert Smith
---------------------------------        ----------------------------------
Name of Authorized Signatory             Name of Authorized Signatory


PRESIDENT                                PRESIDENT
---------------------------------        ----------------------------------
Position of Authorized Signatory         Position of Authorized Signatory

                                   SCHEDULE A
                                   ----------


to  that  Exclusive  License  Agreement  dated  as  of  June  5,  2002


                           PATENTS AND PATENTS PENDING


1. Patent No. 5,609,038 - "Self-chilling beverage container and parts therefor".

2.   Patent Pending Application No. 60/244,942 for the self-chilling pet bottle.

                                   SCHEDULE B
                                   ----------


to  that  Exclusive  License  Agreement  dated  as  of  June  5,  2002


                            TRADEMARKS AND TRADENAMES



1.     Instacool
2.     InstaKool
3.     Cool  Can
4.     Cool  Can  Technologies
5.     Kool  Kan
6.     Kool  Can